Exhibit 99.1

VIVUS, Inc.

2015Q1 Financial Results Teleconference

05-May-2015, 04:30pm EDT/01:30pm PDT

Operator

Good day, ladies and gentlemen, and welcome to the VIVUS 2015 First Quarter Financial Results Teleconference. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions].  As a reminder, this teleconference is being recorded.

And now I’ll turn the program over to Mr. Dana Shinbaum, Corporate Development and Investor Relations.

Dana B. Shinbaum, Director, Corporate Development & Investor Relations

Before we get started, I would like to remind you that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, likely, may, opportunity, plan, potential, predict and should, among others.  These forward-looking statements are based on VIVUS’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2014, as filed on February 25, 2015 and as amended by the Form 10-K/A filed on April 30, 2015 and periodic reports filed with the Securities and Exchange Commission.

I will now turn the call over to Mr. Seth Fischer, CEO of VIVUS.

Seth H. Z. Fischer, Chief Executive Officer

Hello everyone, and welcome to our 2015 first quarter financial results teleconference. Svai Sanford, our CFO, and John Slebir, our General Counsel, are with me as well.

Today we will review with you our financial results and progress made during the most recent quarter.

The total market for obesity pharmacotherapy continues to expand, with total prescriptions in the anti-obesity category growing nearly 12% for the moving annual total ending March 2015 versus the moving annual total ending March 2014. Branded anti-obesity products grew 80% in prescription volume for the same time period.

For perspective on the total market for anti-obesity pharmacotherapy, approximately seven-and-a-half million prescriptions are written for phentermine on an annualized basis compared to a combined 1.6 million annualized prescriptions for the three most recently launched branded anti-obesity agents. Physicians are clearly comfortable prescribing phentermine for the short-term weight management, and the upside potential for branded products remains substantial.

Qsymia total prescription volume grew 13% in the first quarter of 2015 compared to the first quarter 2014 with demand remaining relatively steady on a weekly and monthly basis. Qsymia total prescriptions reached the 50,000 mark for the month of March 2015 based on our internal data. Since the launch of the brand, over one million Qsymia prescriptions have been filled. We believe these numbers speak volumes with respect to the safety, efficacy and tolerability of our product.

Our focus on healthcare providers in the first quarter of 2015 continued to target those most likely to be receptive to the promise of clinically significant 10% weight loss and the favorable safety profile of Qsymia. Promotional efforts in support of Qsymia, both representative-driven as well as non-personal initiatives, have helped to sustain Qsymia new and total prescription volume in the face of increasing competitive noise.

The impact of the VIVUS sales force can be seen in the prescribing productivity among physicians we currently call on. The pattern we have observed demonstrates that a physician who has experience with Qsymia prefers the safety, efficacy and tolerability that it offers.

One objective of our digital campaign is to send increasing numbers of informed consumers to these productive Qsymia writers. We are amplifying our messages through digital media to information-seeking consumers, those most likely to take action and speak with their physicians about prescription obesity treatment options. We believe our enhanced web-based strategies will deliver clear and compelling communications to potential patients. Early indicators suggest that implementation of these strategies is making an impact with the intended audiences in terms of productive engagement and follow-through.

We have been piloting various programs for regional implementation, the goal of which is to increase the use of Qsymia for the most appropriate patient types. We are offering to a targeted group of high potential healthcare providers a program designed to deliver three-and-a-half months of real-world clinical experience with Qsymia for appropriate patients who may not have had an opportunity to try our product. This program has seen early success and we are rolling it out to a broader group of territories through our field sales force.

We are also expanding our presence through other types of outreach targeting lapsed patients, those who have failed other therapies and those who have yet to try pharmacotherapy.

We were pleased to announce last week that effective May 1, 2015, Qsymia is the sole anti-obesity agent participating in the Sam’s Club Extra Value Drug List ( EVDL) program. Qsymia patients paying cash, who are premium members of Sam’s Club known as Sam’s Plus Members, will pay lower out-of-pocket cost for Qsymia therapy than those offered through current discount card programs.

Our commitment to the future of the Qsymia franchise is as strong as ever as we begin the process of obtaining a new labeled indication in obstructive sleep apnea, or OSA. Our published Phase 2 data in OSA provide a strong foundation for this pathway and the disorder represents a substantial unmet medical need. Current epidemiologic estimates show that OSA affects approximately 9% of men and 4% of women within the general population in the U.S. alone, with relatively severe cases affecting approximately two to four million people.

We further strengthened the Qsymia patent portfolio with the issuance in April 2015 of two new patents covering Qsymia composition and methods of use. We continue to work with FDA regarding Qsymia post-marketing requirements, and we will provide an update when we have these issues resolved with the agency and have determined the pathway forward.

We are watching closely how the anti-obesity market develops in 2015 while controlling our costs. We expect our quarterly spending for the balance of the year to remain fairly consistent with the first quarter 2015. However, we may increase, adjust and reallocate resources in support of Qsymia when appropriate and efficient.

Turning now to avanafil.  We are pleased to be working with Endo Pharmaceuticals, Menarini and Sanofi, our commercial alliance partners for avanafil in the U.S., Europe, and certain rest-of-world territories, respectively. As you know, Endo recently acquired Auxilium and with it, the commercial rights to STENDRA for erectile dysfunction in the U.S. and Canada. Based on our recent meetings with Endo leadership, we are encouraged by their plans for STENDRA for the balance of 2015 and beyond. We believe that Endo’s U.S. sales force deployment, promotional messaging, including the 15-minute onset of action data, and overall strategy for the brand will fully support STENDRA and further build the product.

SPEDRA, as avanafil is known in the EU and other parts of the world, is now available in Europe at retail in 24 countries within the Menarini territory. With the approval by European regulatory authorities to include the 15-minute onset of action data in the SPEDRA label as announced in January 2015, we believe that our commercial partner in Europe now has an additional important point of differentiation within the ED market via which to promote the product.

For Latin America and certain Asian countries, we are in active discussion with potential partners for license and commercialization arrangements, and we plan to make an announcement as soon as an alliance is secured.

The total potential value of the license and milestone payments from the avanafil alliances completed to date is $461 million plus royalties, of which VIVUS has received $117 million thus far plus royalties.

Looking to the future for avanafil, we are currently planning a Phase 2 proof-of-concept study in pulmonary arterial hypertension, both alone and in combination with another agent.

I will now pass the call over to Svai Sanford, our CFO, for an update on the financials.

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

Thanks, Seth, and good day, everyone. I will now discuss our financial results for the first quarter ended March 31, 2015. I also refer you to the financial results and recent business update included in our press release.

Total net revenue was $32.2 million in the current quarter, compared to $36.7 million in the first quarter of 2014. Of the total revenue, net product revenue was $12.6 million from sales in Qsymia in the current quarter, compared to $9.1 million in the first quarter of 2014. In addition, under our commercialization agreements for STENDRA or SPEDRA, we recognized $11.6 million in license and milestone revenue in the current quarter, compared to $19.4 million in the first quarter of 2014 and $8.5 million in supply revenue in the first quarter of 2015, compared to $7.4 million in the first quarter of 2014.  We also recognized negative $(0.5) million in net royalty revenue in the current quarter, compared to $0.8 million in the first quarter of 2014. The decrease in net royalty revenue is primarily due to a change in estimate made by our U.S. commercialization partner for STENDRA return reserve related to sales made in 2014. As a result, in the current quarter, we recorded an adjustment of $1.2 million to reduce our royalty revenue.

There were approximately 136,000 Qsymia prescriptions dispensed in the current quarter, compared to 121,000 in the first quarter of 2014. Approximately 63% of Qsymia total prescriptions in the current quarter included either a free good or discount offer compared to 55% in the first quarter of 2014.

Net revenue per prescription, excluding free-trial offer prescription, was $113 in the current quarter compared to $95 in the first quarter of …

[Technical difficulty - audio gap].

Operator

Hello. This is the operator. I do want to apologize for technical difficulties. We will continue with our call.

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

Hello, everyone. This is Svai Sanford. I will start again where we dropped off, when we got cut off.

So net revenues per prescription, excluding free-trial offer prescription, was $113 in the current quarter compared to $95 in the first quarter of 2014. As a reminder, we record revenue from sales of Qsymia on a sell-through method whereby revenue is recognized when a prescription is dispensed to patients.

As of March 31, 2015 our deferred revenue related to Qsymia revenue is $16.5 million, which represents product shipped to the wholesalers, but not yet dispensed to patients.

Total cost of goods sold was $9.9 million in the current quarter, compared to $9.5 million in the first quarter 2014. The increase was primarily due to the cost of the STENDRA supply in proportion to the increase of supply revenue.

Total selling, general and administrative expense was $26.4 million in the current quarter, compared to $28.6 million in the first quarter of 2014. Selling and marketing expenses for the commercialization of Qsymia was $18.0 million in the current quarter compared to $18.7 million in the first quarter of 2014. The decreases in selling and marketing expenses were primarily due to our targeted and more focused spending on marketing and promotional programs. The decreases in general and administrative expenses were primarily due to our continued cost-cutting initiative.

Total research and development expense was $2.7 million in the current quarter, compared to $4.4 million in the first quarter of 2014. The fluctuation was due primarily to the timing of our clinical projects.

Net loss was $15.5 million or $0.15 net loss per share in the current quarter, compared to a net loss of $15.6 million or $0.15 net loss per share in the first quarter of 2014.

Cash, cash equivalents and available-for-sale securities, collectively cash, totaled $287.3 million at March 31, 2015, compared to $299.6 at December 31, 2014. The decrease of $12.3 million was primarily due to cash used in operations, including a milestone payment of $11.6 million related to the approval of the time of onset claims for SPEDRA in Europe.

I will now return the call back to Seth for closing comments.

Seth H. Z. Fischer, Chief Executive Officer

Thank you, Svai.

We believe that anti-obesity pharmacotherapy in general and Qsymia specifically will grow in importance and acceptance among healthcare providers and their patients who are seeking a safe and effective solution in addition to diet and exercise that has proven to deliver 10% weight loss. Greater attention is being paid to the category with new entrants and additional promotional noise adding to the market. Year-over-year prescription growth trends among branded or anti-obesity products are encouraging. VIVUS and others continue to raise awareness and promote appropriate use of these medications. Of course, the need to treat is greater than ever, and VIVUS will invest patiently and carefully in order to garner potential long-term success in this market.

We see Qsymia as a platform molecule.  Pursuing an indication in OSA is the next logical step in the evolution of this vision and we look forward to pursuing this development pathway. VIVUS is pleased with the current and future value-creating opportunities stemming from our avanafil franchise. The product is in good commercial hands in North America, Europe and certain rest-of-world markets, and we look forward to finalizing an alliance for Latin America in the near term.

The areas of focus for VIVUS for 2015 are as follows: deliver a strong efficacy and safety message about Qsymia for obesity through our field sales force as well as online to key healthcare provider audiences to help drive expanded first-line and continuing use; activate new patients seeking treatment for obesity through digital media and help direct them into targeted healthcare provider offices prepared to discuss Qsymia; develop our clinical program to bring Qsymia through Phase 3 in obstructive sleep apnea; manage our avanafil alliances with Endo, Menarini and Sanofi to help ensure the commercial success of this important erectile dysfunction medication around the world; and explore clinical development pathways for value-creating additional indications for avanafil.

We are now pleased to take your questions.

QUESTION AND ANSWER SESSION

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions]

And we have Alan Carr from Needham & Co. on line with a question. Please go ahead.

Alan Carr, Needham & Co. LLC

Hi. Thanks for taking my questions. I’m wondering if you can comment a bit more about the plans for avanafil and PAH and who pays for that, who has the rights. And then also a bit more about the timing costs associated with bringing sleep apnea forward for Qsymia. And then lastly, if you could comment on trends here for percent of patients on free or discount drug, what you’ve seen and what you expect to see going forward. Thanks.

Seth H. Z. Fischer, Chief Executive Officer

Okay. So first for avanafil and PAH, that would be a VIVUS development program. We have the full rights for indications outside of erectile dysfunction, human use. And so that would be our program. It’s hard for me to really get into any costs, length of the trial until we get through the proof-of-concept portion of the trial.

OSA, in terms of timing, this will first take a submission to FDA from our Phase 2 trial and then we’ll be ready to talk about the overall timing and costs.

And then I’ll ask Svai to answer your question about FTOs, Alan.

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

What’s as your specific question on the FTO, Alan? Were you not...

Alan Carr, Needham & Co. LLC

Your expectations. It looks like it’s maybe steady here now. Is that what you expect it to be going forward?

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

Yeah. I think it would be safe to assume that our current trend will likely be the trend going forward.

Alan Carr, Needham & Co. LLC

Okay. And then, well, I guess coming back to Seth, your comments on the two new indications. You can’t give us any, I guess, guidance on timing or anything like that in terms of meetings with the FDA around sleep apnea, when that might happen and when you might give us an update on strategy there, or for that matter around the PAH proof-of-concept trial, when that might start?

Seth H. Z. Fischer, Chief Executive Officer

On both of the trials, it’s really too early. As far as OSA, we’re finalizing the submission for FDA. I don’t want to really state a timing of when that will actually be submitted, but that’s moving along very, very well. And PAH, it’s really too early for me to really get into the specifics around that trial.

Alan Carr, Needham & Co. LLC

Okay. Thanks for taking my questions.

Seth H. Z. Fischer, Chief Executive Officer

Thank you, Alan.

Operator

Your next question comes from Jessica Fye from JPMorgan. Please go ahead.

Jessica M. Fye, JPMorgan Securities LLC

Hey. Thanks for taking the question. I guess can you help us understand the nature of the conversations with the FDA as it relates to your outcome study? What’s the goal here and what changes are potentially on the table?

Seth H. Z. Fischer, Chief Executive Officer

So it would be premature at this point to really get into the specifics of discussions with FDA. We do have further plans to meet directly with FDA, and until that meeting takes place, it would be really premature to get into any further discussion on that topic.

Jessica M. Fye, JPMorgan Securities LLC

Thanks.

Operator

And your next question comes from Simos Simeonidis from RBC. Please go ahead.

David Liu, RBC Capital Markets

Hi, this is David in for Simos.

I was wondering, do you have a breakdown of ex-U.S. sales for SPEDRA between your partners?  And how has the label addition change affected the ramp of sales?

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

We do not have the breakout of the STENDRA sales for U.S. and ex-U.S. The partner that we have in Europe, Menarini, is a privately held company, so they do not disclose the financial data.

David Liu, RBC Capital Markets

Okay. All right. Thanks.

Operator

And our next question comes from Matthew Andrews from Wells Fargo. Please go ahead.

Matthew J. Andrews, Wells Fargo Securities LLC

Hey. Good afternoon, Seth, a question for you on the CVOT following up on Jessica’s question.

Seth H. Z. Fischer, Chief Executive Officer

Sure.

Matthew J. Andrews, Wells Fargo Securities LLC

So in light of it being pushed out to at least 2016, could you give us a rough idea if you initiate it and it goes to conclusion when it’s going to potentially finish? Are you still thinking this is like a five-year study?

Seth H. Z. Fischer, Chief Executive Officer

The plan has always been around the speed of recruitment, et cetera, but the study should run about five years once we start the trial. That’s correct.

Matthew J. Andrews, Wells Fargo Securities LLC

Is there a legal — is there a point in time with FDA where you legally have to have it completed to satisfy the PMR? Back in 2012, the expectation was you’d submit the final study report by the end of 2018. So just wondering, legally, is there a drop-dead date you have to have this study done by?

Seth H. Z. Fischer, Chief Executive Officer

Well, it all depends. So you’re exactly right with the timing that you outlined about 2018, but that all depends on what the discussions with FDA that have taken place in the interim, how those discussions also have affected start dates, et cetera. So really, that is the goal, 2018, but that can be modified by FDA.

Matthew J. Andrews, Wells Fargo Securities LLC

Okay. And then just lastly, for patients on Tier 2 covered lives, I believe in the past you’ve cited roughly 2% have access to Qsymia through Tier 2. Can you give us an update on that, if that’s changed?

Seth H. Z. Fischer, Chief Executive Officer

Yeah, there hasn’t been a big change in Tier 2 coverage. The largest cover of Tier 2 is still CVS Caremark. Overall in the market, we have about 38% still of our scripts that are being covered by a third party, and that’s a combination of Tier 2 and Tier 3. Most of that is Tier 3.

Matthew J. Andrews, Wells Fargo Securities LLC

Okay. Thank you.

Operator

And our next question comes from Steve Byrne with Bank of America. Please go ahead.

Steve Byrne, Bank of America Merrill Lynch

So, Seth, in your view, which of these products do you think has greater revenue potential, avanafil or Qsymia? And taking into consideration the promotional efforts required to meet that.

Seth H. Z. Fischer, Chief Executive Officer

Well first of all, Steve, I think that they’re both great assets and being that we have full control of Qsymia, I think that that’s a great asset. But also with the promotional effort that’s being given by our three partners as well as the future launch in Latin America, et cetera, avanafil has tremendous upside. But I believe Qsymia also has tremendous upside as the market continues to develop. The difference for me is that the avanafil market — or I should say the PDE5 inhibitor market is already a developed market, whereas the weight loss market is still developing. So I believe that they both have great upside.

Steve Byrne, Bank of America Merrill Lynch

And what do you think would accelerate the sales of Qsymia? Do you think it would be — it would require greater feet-on-the-ground promotional efforts or more direct-to-consumer advertising?

Seth H. Z. Fischer, Chief Executive Officer

So my belief it’s probably a several-pronged approach. One is certainly more consumers being aware of these products. I don’t know if I’d define it exactly as you would as direct-to-consumer because that takes on so many different meanings to different people, but certainly, we’re in a digital age and I don’t think everything’s got to be done through television advertising, et cetera. We’re certainly in the midst of trying several different things on that front and we’re seeing some early returns on that. I also think coverage is going to be important.  Last week, I attended a very important meeting, I believe, in Washington with congressional leaders, et cetera, to re-launch the Treat and Reduce Obesity Act, so I’d see that as being an important component of gaining coverage within the U.S. And then sales representatives are always an important component to make sure physicians are comfortable with any compound. So it’s probably those three things I see as being the drivers of success within the market.

Steve Byrne, Bank of America Merrill Lynch

And based on your promotional plans, how long do you think it’ll be before you could reach profitability in Qsymia?

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

Steve, it’s always hard to — there’s so many different variables when we talk about profitability of Qsymia. Our sales today, net sales, net revenue $12.6 million. If you look at our cost structure, which we have disclosed on our sales and marketing, it’s $18 million for Q1and that’s the expected run rate that we plan to have for the remaining of this year on a quarterly basis, so you can kind of see the delta there. I have not provided a formal guidance on the total numbers, but I think the trend today is what we have. There’s a gap of about $6 million between our OpEx and — our OpEx related to sales and marketing and Qsymia revenue alone. So we’re getting closer, but we’re not quite at the breakeven point yet.

Steve Byrne, Bank of America Merrill Lynch

Okay. Thank you.

Operator

And our next question comes from Bob Ai from WallachBeth Capital. Please go ahead.

Bob Ai, WallachBeth Capital LLC

Hi, guys. Can you hear me well?

Svai S. Sanford, Chief Financial Officer and Chief Accounting Officer

Yes.

Bob Ai, WallachBeth Capital LLC

I’m not sure I — maybe I missed it. Did you provide details about the Sam’s Club discount? Like how much it costs?

Seth H. Z. Fischer, Chief Executive Officer

No. We haven’t supplied any cost of the relationship that we have with Sam’s Club at all.

Bob Ai, WallachBeth Capital LLC

Okay. All right. Thank you.

Operator

And we have no further questions at this time. I will now turn the call back for final comments.

Seth H. Z. Fischer, Chief Executive Officer

Thank you, all, for joining our quarterly conference call today and we’ll look forward to speaking in the future.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating, and you may now disconnect.